Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-221997 of our report dated May 12, 2017, relating to the combined statement of investments of real estate assets to be contributed to VICI Properties Inc. and financial statement schedule (which report expresses an unqualified opinion) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

January 30, 2018